Exhibit 4.2

תעודת מניה

SHARE CERTICFICATE

NO. ______

שם

Name

מען

Address

מספר המניות

NO. of Shares

מספרים

Distinctive Nos

תאריך

Date

נתקבלו

חתימה

Signature

SHARES ______ מניות

נאייקס בע"מ

NAYAX LTD.

513639013

NO. מס.

SHARE CERTIFICATE

תעודת מניה

Authorized Capital: N.I.S ______ שקל חדש ______ ההון הרשום

Divided to: מחולק ל -

THIS IS TO CERTIFY **זאת לעדות**

that ______ ______ כי

of ______ ______ מ

is the Registered Holder of ______ ______ הוא הבעל הרשום של

______ SHARES ______ מניות

From no To no. (inclusive) ממספר עד מספר (כולל)

fully paid up in the above named Company,
subject to the Memorandum and Articles of
Association of the Company
Given under the Common Seal of the Company

ועד בכלל בחברה הנ"ל ושתמורתן
שולמה במלואה בהתאם לתזכיר
לתקנות ההתאגדות של החברה
נערך ונחתם בחותמת החברה

This ______ day of ______ ______ ______ לחודש ______ ביום

נאייקס בע"מ

Corporate Secretary

מזכיר החברה